     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1994

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               ALC COMMUNICATIONS
                                  CORPORATION
             (Exact name of registrant as specified in its charter)

                            ------------------------

             DELAWARE                          38-2643582                            4811
   (State or other jurisdiction     (I.R.S. Employer Identification      (Primary Standard Industrial
 of incorporation or organization)                No.)                   Classification Code Number)

                        30300 TELEGRAPH ROAD, SUITE 350
                         BINGHAM FARMS, MICHIGAN 48025
                                 (810) 647-4060
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        CONNIE R. GALE, GENERAL COUNSEL
                         ALC COMMUNICATIONS CORPORATION
                              30300 TELEGRAPH ROAD
                                   SUITE 350
                         BINGHAM FARMS, MICHIGAN 48025
                                 (810) 647-4060
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

               ELLIOT A. SPOON, ESQ.                              CARL W. MCKINZIE, ESQ.
            Jaffe, Raitt, Heuer & Weiss                           LAWRENCE C. WEEKS, ESQ.
              Professional Corporation                              Riordan & McKinzie
           One Woodward Ave., Suite 2400                    300 South Grand Avenue, 29th Floor
                 Detroit, MI 48226                                 Los Angeles, CA 90071
                   (313) 961-8380                                      (213)629-4824

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

- -----------------------------------------
- -----------------------------------------
                                                             MAXIMUM          MAXIMUM
         TITLE OF EACH CLASS OF            AMOUNT TO BE   OFFERING PRICE     AGGREGATE        AMOUNT OF
       SECURITIES TO BE REGISTERED        REGISTERED(1)     PER SHARE      OFFERING PRICE  REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------
Common Stock $0.01 par value.............     661,253       $36.50(1)      $24,135,735(1)     $8,322.67
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457 under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of the Common Stock as reported on the American Stock Exchange composite tape on March 24, 1994.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 661,253 SHARES
                       [LOGO] COMMUNICATIONS CORPORATION
                                  COMMON STOCK
                            ------------------------

     This Prospectus covers the sale by the Selling Stockholders of up to 661,253 shares of Common Stock of ALC Communications Corporation ("ALC") , subject to adjustment, issuable upon the exercise of certain warrants and options (the "Participating Warrants and Options"). ALC will not receive any of the proceeds from the sale of the shares of Common Stock other than the proceeds upon the exercise of the Participating Warrants and Options. See "Use of Proceeds" and "Selling Stockholders."

     The Selling Stockholders may sell these shares from time to time in one or more transactions by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) to one or more dealers or (iii) a combination of any such methods of sale, such sales to be, in the case of transactions on the AMEX, at market prices prevailing at the time of sale and, in the case of transactions off the floor of the AMEX, at negotiated prices related to prevailing market prices. In connection therewith, distributors' or sellers' commissions may be paid or allowed, which will not exceed those customary in the types of transactions involved. Also, the Selling Stockholders may sell the shares of Common Stock to or through underwriters or dealers, and also may sell the shares of Common Stock directly to other purchasers or through agents. The distribution of the shares of Common Stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If underwriters, dealers or agents are used, a prospectus or prospectus supplement describing that particular sale ("Prospectus Supplement") will be delivered which sets forth the names of the underwriters, dealers and agents involved in the sale of the shares of Common Stock, the amount, if any, to be purchased by the underwriters or agents and the compensation, if any, of such underwriters or agents and any applicable commissions or discounts and the net proceeds to the Selling Stockholders from the sale of the shares of Common Stock.

     The Common Stock is traded on the American Stock Exchange under the symbol "ALC." The last reported sale price of the Common Stock on March 30, 1994 was $32.63 per share. See "Price Range of Common Stock."

     SEE "RISK FACTORS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
       ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
         OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO

                       THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS            , 1994.

                             AVAILABLE INFORMATION

     ALC Communications Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois, 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York, 10008. Copies of such materials can also be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. The Common Stock is listed on the American Stock Exchange and reports and other materials also may be inspected at the offices of the American Stock Exchange.

                           -------------------------

                           INCORPORATION BY REFERENCE

     The following documents are incorporated by reference into this Prospectus:

        a. The ALC Annual Report on Form 10-K for the year ended December 31, 1993; and

        b. The information concerning ALC Common Stock set forth under the caption "Description of Capital Stock" in Registration Statement No. 33-57146 filed by ALC with the Commission.

     In addition, all documents filed by ALC with the Commission after the date of this Prospectus pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the date of termination of this offering, shall be deemed to be incorporated by reference into this Prospectus. ALC will provide without charge to each person, including a beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any of the information incorporated by reference herein (not including exhibits to such information). Requests for such copies should be directed to ALC at 30300 Telegraph Road, Suite 350, Bingham Farms, Michigan 48025, Attn: David J. Thomas, telephone number (810) 647-4060.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. All information set forth herein has been adjusted to reflect a one-for-five reverse stock split of the Common Stock effected in September 1991. Investors should carefully consider the information set forth under the caption "Risk Factors."

                                  THE COMPANY

     ALC Communications Corporation ("ALC") is the holding company for Allnet Communication Services, Inc., and conducts no other business. ALC and Allnet Communication Services, Inc. are collectively referred to herein as "Allnet" or the "Company."

     Allnet provides long distance telecommunications services primarily to commercial and, to a lesser extent, residential subscribers in a majority of the United States and completes subscriber calls to all directly dialable locations worldwide. Allnet is one of a few nationwide carriers of long distance services and in 1993 carried in excess of 800 million calls over its network. The Company transmits long distance telephone calls through its network facilities over transmission lines which are primarily leased from other long haul transmission providers. All of the transmission facilities utilized by the Company are digital, allowing it to offer the highest quality transmission currently available. Each call is routed through at least one of the Company's 16 digital switching centers, which select the most efficient and highest quality transmission alternative among those available to the Company to complete the call.

     The Company views the long distance industry as a three tiered industry which is dominated on a volume basis by the nation's three largest long distance providers: American Telephone and Telegraph Company ("AT&T"), MCI Telecommunications Corporation ("MCI") and Sprint Communications, Inc. ("Sprint"). AT&T, MCI and Sprint, which generate an aggregate of approximately 88% of the nation's long distance revenue of approximately $65 billion, comprise the first tier. Allnet is positioned in the second tier with four other companies with annual revenues of $250 million to $1.5 billion each. The third tier consists of more than 300 companies with annual revenues of less than $250 million each, the majority being below $50 million each. Allnet targets small- and medium-sized commercial customers ($100 to $50,000 in monthly long distance volume) with the same focus and attention to customer service that AT&T, MCI and Sprint offer to large commercial customers. Allnet operates its own switches, develops and implements its own products, monitors and deploys its transmission facilities and prepares and designs its own billing and reporting systems. Allnet is one of the few long distance companies with the ability to offer high quality value-added services to small-and medium-sized commercial customers on a nationwide basis. Several of the Company's second tier competitors and all of the third tier competitors are primarily regional in nature, limited by the size of their transmission systems or dependent on third parties for their billing services and product offerings.

     The Company currently serves approximately 137,000 commercial customers which account for approximately 89% of the Company's revenue. In order to take advantage of its non-peak hour capacity, the Company also provides long distance services to approximately 158,000 residential customers and is working with a variety of companies, trade associations and special interest groups to increase the size of its residential customer base while minimizing the cost of such residential customer acquisition.

     Competition in the industry is based on pricing, customer service, network quality and value-added services. The prices and promotions offered for the Company's services are designed to be competitive with other long distance telephone carriers. The Company markets its products and services through field sales representatives who provide face-to-face contact with current and potential customers.

     Allnet has made steady improvements in its financial performance since the beginning of 1990. After five years of losses, Allnet has generated three consecutive years of profit commencing with fiscal year ended December 31, 1991. This performance is a result of increases in traffic volume ("billable minutes") and an improvement in controlling network costs and sales, general and administrative expense. The increase in billable minutes is a result of several factors, including an increase in both the size and productivity of the field sales organization, expanded product offerings, and a reduction in customer attrition.

     The Company's principal executive offices are located at 30300 Telegraph Road, Suite 350, Bingham Farms, Michigan 48025. The Company has sales offices and operations facilities throughout the United States. The Company's telephone number is (810) 647-4060.

                                  THE OFFERING

Common Stock offered by the Selling Stockholders...  661,253 shares
Common Stock to be outstanding after the
  Offering.........................................  33,762,854 shares(1)
Use of Proceeds....................................  ALC will not receive any of the proceeds from the sale of the shares of Common
                                                     Stock. The proceeds it receives upon
                                                     exercise of Participating Warrants and
                                                     Options by the Selling Stockholders will
                                                     be used for general corporate purposes.
American Stock Exchange Symbol.....................  ALC

- -------------------------
(1) Does not include 7,946,029 shares of Common Stock which may be acquired pursuant to the exercise of other outstanding warrants and options. See "Principal Stockholders."

                                  RISK FACTORS

     Investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the Common Stock offered hereby.

COMPETITION AND GOVERNMENT REGULATION

     The long distance telecommunications industry is highly competitive. Competition is based upon pricing, customer service, network quality and value-added services. AT&T is a dominant competitor in the long distance segment of the telecommunications services market. In addition to AT&T, Allnet competes with other national and regional long distance carriers. The Company believes that there are more than 300 companies in the long distance telecommunications market. The first tier companies and some of the second tier companies have substantially greater market share and financial resources than the Company. The ability of Allnet to compete effectively with other carriers depends upon its continued ability to maintain high quality services at prices that generally are comparable to those charged by its competitors. Various regulatory factors can also have an impact on the Company's ability to compete.

     Allnet is regulated at the federal level by the Federal Communications Commission ("FCC") and at the state level by various state public utility commissions. Allnet is required to file tariffs for its services. The current trend at both the federal and state level is toward less regulation for Allnet and its competitors. Regulatory trends have had, and may have in the future, both positive and negative effects upon Allnet. For example, more markets are opening up to Allnet, as state regulators allow Allnet to compete in markets from which it was previously barred. On the other hand, the largest competitor, AT&T, has gained increased pricing flexibility over the years, allowing it to price its services more aggressively.

     Regulation can also affect the costs of business for Allnet and its long distance competitors. In order to provide their services, long distance carriers such as Allnet must purchase "access services" from local exchange carriers to originate and terminate calls. On January 1, 1994, new local exchange carrier rates under the FCC's interim access rate structure took effect that tend to favor long distance carriers with highly concentrated originating and terminating patterns for its traffic. The FCC currently has pending a long term inquiry regarding the proper long term rate structure for access charges after the fourth fiscal quarter of 1995.

     Currently pending before Congress is legislation that would allow the largest monopoly local exchange carriers (the Bell Operating Companies ("BOCS")) into the long distance business in competition with long distance carriers, such as Allnet. The recently introduced "Brooks-Dingell Bill" (in the House of Representatives) and the "Hollings Bill" (in the Senate) set forth time lines and certain entry requirements for the BOCs to enter certain markets, including the long distance market, which are currently barred to them under the 1982 AT&T Divestiture Decree. It cannot be determined at this time whether these or other bills will be adopted or the timing of such adoption or, if adopted, whether the final legislation will be similar to either of these proposed bills. To the extent final legislation, if any, results in the BOCs competing in the long distance market, it will result in substantial additional competition from local BOC monopolies.

AVAILABILITY OF TRANSMISSION CIRCUITS

     The future profitability of the Company is based upon its ability to transmit long distance telephone calls over transmission facilities leased from others on a cost-effective basis. The Company owns only a minor portion of its transmission facilities, and its long distance telephone business historically has been dependent upon lease arrangements with facilities-based carriers for the transmission of calls. While the Company believes that it now has ample access to transmission facilities at attractive rates and expects to continue to have such access in the foreseeable future, this ongoing availability cannot be assured.

                                USE OF PROCEEDS

     ALC will not receive any of the proceeds from the sale of the Common Stock. Proceeds to ALC from exercise of Participating Warrants and Options by the Selling Stockholders of $1.7 million will be added to working capital and used for general corporate purposes.

                              SELLING STOCKHOLDERS

     The following chart sets forth the number of shares of Common Stock held by each of the Selling Stockholders indicated below as of the date of this Prospectus and the number of shares of Common Stock to be offered in the Offering by each of the parties indicated below.

                                              SHARES OF                                 NUMBER OF SHARES
                                             COMMON STOCK         SHARES OF             AND PERCENTAGE OF
                                              HELD PRIOR        COMMON STOCK               OUTSTANDING
                                                  TO          TO BE OFFERED IN            COMMON STOCK
           SELLING STOCKHOLDER(1)            THE OFFERING       THE OFFERING          OWNED AFTER OFFERING*
- -------------------------------------------- ------------     -----------------       ---------------------
Richard J. Uhl(2)...........................    40,200              40,000                     200**
Michael E. Faherty(2).......................    40,000              40,000                       0
Grumman Hill Associates, Inc.(5)............
Richard D. Irwin............................          (3)                 (4)(5)
James T. Kelsey(4)..........................                        26,918
Mark Lanier(4)..............................                         6,730
Charles M. Edwards, III(4)(5)...............
Neill H. Brownstein(5)......................
California Associates for Selected
  Holdings(5)...............................
Central Securities Corporation(5)...........
James Conte(5)..............................
Albert A. Eisenstat(5)......................
Donald F. Eldridge(5).......................
Henry Ford II 1990 Trust(5).................
Kathleen DuRoss Ford(5).....................
R.L. and S.W. Green, Rev. Trust(5)..........
The Andrew S. and Eva K. Grove Living
  Trust(5)..................................
Frederic C. Hamilton(5).....................
Charles H. Harff(5).........................
Larry Hartzog(5)............................
Dorothy Henry(5)............................
Horsley Keogh Venture Fund I(5).............
Robert A. Howes(5)..........................
Sanford Kaplan Revocable Trust(5)...........
James C. Kellogg(5).........................
Gordon E. Moore(5)..........................
J. Michael Murray(5)........................
John P. Murray, Jr.(5)......................
John P. Murray, III(5)......................
M. Timothy Murray(5)........................
R. Scott Murray(5)..........................
Noyce Foundation(5).........................
Max Palevsky(5).............................
Arthur Rock -- S Corporation(5).............
Toni Rembe Rock Trust.......................
Fayez Sarofim(5)............................
Fayez Sarofim & Co.(5)......................
J.F. Shea, Co.(5)...........................
Martin H. Silton(5).........................
Henry E. Singleton(5).......................
Donald R. and Martha L. Stroben Community
  Property Trust(5).........................

                                              SHARES OF                                 NUMBER OF SHARES
                                             COMMON STOCK         SHARES OF             AND PERCENTAGE OF
                                              HELD PRIOR        COMMON STOCK               OUTSTANDING
                                                  TO          TO BE OFFERED IN            COMMON STOCK
           SELLING STOCKHOLDER(1)            THE OFFERING       THE OFFERING          OWNED AFTER OFFERING*
- -------------------------------------------- ------------     -----------------       ---------------------
TexCom Venture Capital, Inc.(5).............
Roy Townsdin(5).............................
Joshua Weeks(5).............................
William Weeks(5)............................

- -------------------------
  * Percentage calculations based on 33,114,903 shares of Common Stock issued and outstanding as of March 21, 1994, plus shares which may be acquired pursuant to warrants and options exercisable within sixty days by such individual or group listed.
 ** Less than one percent.
(1) Grumman Hill Investments, L.P. ("Grumman Hill L.P.") holds (i) options to acquire 153,163 shares of Common Stock at an exercise price of $3.50 per share, (ii) 1990 Warrants to acquire 329,300 shares of Common Stock at an exercise price of $2.00 per share, and (iii) 1992 Warrants to acquire 156,692 shares of Common Stock at an exercise price of $5.00 per share. In addition, Grumman Hill Associates, Inc. ("Grumman Hill"), the General Partner of Grumman Hill L.P., holds 1990 Warrants to acquire 98,790 shares of Common Stock at an exercise price of $2.00 per share. Grumman Hill and Grumman Hill L.P. intend to distribute such options and warrants to various of the Selling Stockholders, except for Messrs. Uhl and Faherty. The Common Stock subject to the options to be distributed by Grumman Hill, L.P. and the 1990 Warrants to be distributed by Grumman Hill and Grumman Hill L.P. are included in the registration statement of which this prospectus is a part.
(2) Shares acquirable upon exercise of options.

(3) Consists of            shares Mr. Irwin owns,            shares acquirable
     upon exercise of 1992 Warrants,            shares upon exercise of 1990
     Warrants and            shares upon exercise of an option.

(4) Consists of shares acquirable upon exercise of 1990 Warrants, which 1990 Warrants were received from Grumman Hill.

(5) Consists of shares acquirable upon exercise of 1992 Warrants, 1990 Warrants and an option, all of which were received from Grumman Hill L.P., although shares acquirable upon exercise of 1992 Warrants will not be offered in the Offering covered hereby.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell shares of Common Stock to or through underwriters or dealers, and also may sell shares of Common Stock directly to other purchasers or through agents. Each Prospectus Supplement will describe the method of distribution of the shares of Common Stock.

     The distribution of the shares of Common Stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of shares of Common Stock, underwriters may receive compensation from the Selling Stockholders or from purchasers of shares of Common Stock for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell shares of Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of shares of Common Stock may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of shares of Common Stock by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Selling Stockholders will be described, in the Prospectus Supplement.

     Underwriters and agents who participate in the distribution of shares of Common Stock may be entitled under agreements which may be entered into by the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the securities offered hereby has been passed upon for ALC by Jaffe, Raitt, Heuer & Weiss, Professional Corporation, Detroit, Michigan.

- ------------------------------------------------------
- ------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

          TABLE OF CONTENTS


                                            PAGE
Available Information..................      2
Incorporation by Reference.............      2
Prospectus Summary.....................      3
Risk Factors...........................      5
Use of Proceeds........................      5
Selling Stockholders...................      6
Plan of Distribution...................      7
Legal Matters..........................      8

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                                    661,253 SHARES

                   [LOGO]         COMMUNICATIONS

                                  CORPORATION

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                            ------------------------
                                            , 1994

- ------------------------------------------------------
- ------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with sale and distribution of the securities being registered hereby, other than underwriting discounts.

            SEC registration fee..................................... $  8,322.67
            Qualifications under state securities laws (including
              legal fees)............................................    2,500.00(1)
            Printing and engraving expenses..........................   15,000.00(1)
            Legal fees and expenses..................................   10,000.00(1)
            Accounting fees and expenses.............................    5,000.00(1)
            Miscellaneous............................................    5,000.00(1)
                                                                      -----------
                 Total............................................... $ 45,822.67(1)
                                                                      -----------
                                                                      -----------

- -------------------------
(1) Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate and Bylaws of ALC provide for indemnification by ALC of each of its directors and officers for liability (including liability arising under the Securities Act) of such director or officer arising by reason of his status as a director or officer of ALC, provided he meets the standards established in the Bylaws, which include requirements that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of ALC. If such director or officer is successful on the merits, ALC will also reimburse expenses. Such indemnification will be made by ALC only upon a determination that the director or officer has met the standards established in the Bylaws. This determination may be made by a majority vote of a quorum of disinterested Directors, an opinion of counsel (if no such quorum is available), a majority vote of stockholders, or by a court (which may also overturn any of the preceding determinations). The Bylaws also permit ALC to purchase insurance against liabilities of directors or officers; however, ALC does not presently maintain such coverage.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification had been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

ITEM 16. EXHIBITS

     For a list of the exhibits required by Item 601 of Regulation of S-K to be filed as part of this Registration Statement, see "EXHIBIT INDEX."

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (i) and (ii) are not applicable if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Bingham Farms, State of Michigan, on the 30th day of March, 1994.
                                          ALC COMMUNICATIONS CORPORATION
                                          By:          /s/ JOHN M. ZRNO
                                          --------------------------------------
                                                        John M. Zrno,
                                                          President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes John M. Zrno and Marvin C. Moses or either of them, to execute in the name of each such person and to file any amendments to the registration statement to which this Power of Attorney is attached necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendment(s) may make such other changes in the registration statement as John
M. Zrno or Marvin C. Moses deems appropriate.

            Dated: March 30, 1994                Dated: March 30, 1994
                     /s/ JOHN M. ZRNO            /s/ MICHAEL E. FAHERTY
- ---------------------------------------------    ---------------------------------------------
      John M. Zrno, Director, President          Michael E. Faherty, Director
         and Chief Executive Officer
            Dated: March 30, 1994                Dated: March 30, 1994
                  /s/ RICHARD D. IRWIN           /s/ WILLIAM H. OBERLIN
- ---------------------------------------------    ---------------------------------------------
              Richard D. Irwin,                  William H. Oberlin, Chief Operating Officer,
     Chairman of the Board of Directors          Executive Vice President and Director
            Dated: March 30, 1994                Dated: March 30, 1994
                   /s/ MARVIN C. MOSES           /s/ MARILYN M. LESNAU
- ---------------------------------------------    ---------------------------------------------
 Marvin C. Moses, Executive Vice President,      Marilyn M. Lesnau, Vice President, Controller
    Chief Financial Officer and Director         (Chief Accounting Officer)
            Dated: March 30, 1994
                      /s/ RICHARD J.
                      UHL
- ---------------------------------------------
          Richard J. Uhl, Director

                                 EXHIBIT INDEX
DEFINITIONS:

ALLNET:                 Allnet Communication Services, Inc.
ALC:                    ALC Communications Corporation

EXHIBIT                                      FILED           INCORPORATED HEREIN         PAGE NO.
NUMBER              DESCRIPTION             HEREWITH           BY REFERENCE TO:           HEREIN
- -------  ---------------------------------  --------   --------------------------------  --------
  5.1    Opinion and consent of Jaffe,
         Raitt, Heuer & Weiss,
         Professional Corporation,
         regarding legality of the Common
         Stock............................     X
 23.1    Consent of Jaffe, Raitt, Heuer &              Included in Exhibit 5.1
         Weiss, Professional
         Corporation......................
 23.2    Consent of Ernst & Young.........     X
 24.1    Power of Attorney................     X       Included on Signature Page

     All other schedules are not submitted because they are not applicable or not required.